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                                                                       EXHIBIT B

November 15, 2001


CONFIDENTIAL
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Gameco, Inc.
1001 North US Highway One, No. 710
Jupiter, FL  33477

Attention: Jeffrey P. Jacobs

Dear Jeff:

         You have advised CIBC World Markets Corp. ("CIBC") that you or any of your affiliated entities, including Gameco, Inc. (the "Company"), intend to consummate a transaction (the "Transaction") whereby (i) the Company would acquire all the outstanding capital stock of (a) Black Hawk Gaming & Development, Inc. ("BHWK"), (b) Colonial Holdings, Inc. ("CHLD"), and (c) certain Louisiana-based truck stop video poker operations (collectively, "Jalou"). The Company intends to sell or place up to $115,000,000 of senior secured notes (the "Securities") to consummate the Transaction.


         As you know, we have participated in substantial due diligence to date regarding the Transaction, including meeting with management, visiting locations and reviewing financial information. In connection with the Transaction, CIBC is pleased to confirm that, based on current market conditions and subject to the terms and conditions referenced herein, we are highly confident of our ability to sell or place the Securities. The structure, covenants, and economic and other terms of the Securities will be based on market conditions at the time of sale, placement or underwriting of the Securities and the ultimate structure of the Transaction.

         Our ability to consummate the sale or placement of the Securities is subject to:

         (i) execution and delivery of documentation necessary to effect the Transaction, all in form and substance satisfactory to us and our counsel;

         (ii) agreement as to the terms of the Securities and execution and delivery of definitive debt financing agreements and related documents, all on terms and conditions for the documentation being reasonably satisfactory in form and substance to CIBC and its counsel and customary for the type of financing contemplated;
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Gameco, Inc.                                                  November 15, 2001
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         (iii)    satisfactory completion of CIBC's financial, legal and
                  accounting due diligence;

         (iv) the absence of any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company, BHWK, CHLD or Jalou;

         (v) the receipt of all necessary governmental, regulatory and third-party approvals and consents on terms satisfactory to us and there being no legal, regulatory, financial or other restrictions or legal proceedings which may impact the Company's ability to consummate the issuance of the Securities or the Transaction;

         (vi) there not existing any pending or threatened claim, suit or proceeding by any governmental or regulatory authority which CIBC shall reasonably determine could have a materially adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company, BHWK, Colonial or Jalou;

         (vii) the availability of audited and unaudited historical financial statements of the Company, BHWK, Colonial and Jalou and such other entities as may be required if the Securities were offering pursuant to a registration statement under the Securities Act of 1933 (the "Securities Act") and pro forma financial statements of the Company after giving effect to the Transaction, in each case reasonably acceptable to CIBC and in form and presentation as required by the Securities Act thereunder applicable to registration statements filed thereunder;

         (viii) there not having been any disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general, in the judgment of CIBC; and

         (ix) CIBC having been engaged to market, and having a reasonable time to market, the Securities based on CIBC's experience in comparable transactions.

         This letter and the terms and conditions hereof are confidential. This letter is being delivered to the Company based on the understanding that no disclosure of, or reference to, this letter shall be made to any person or entity other than the Company and any director and officer who is directly involved in the Transaction (collectively and individually, a "Recipient") and who agrees to be bound by this confidentiality provision; provided however that the Company may disclose this letter to the Boards of Directors of BHWK and CHLD provided that, members of such Boards are apprised of the confidential nature of this letter and agree to treat this letter as confidential. In the event that any Recipient is required by law or regulation to disclose this letter or any term or condition hereof, such Recipient shall provide us with notice prior to such disclosure.

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Gameco, Inc.                                                  November 15, 2001
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         If this letter is not accepted by you by 5:00 p.m. on November 16,
2001, you are to immediately return this letter (and any copies hereof) to the undersigned. We look forward to working with you on the Transaction.


Sincerely,


/s/ Bruce Spohler                         /s/ Carter Harned
--------------------------------          --------------------------------
Bruce Spohler                             Carter Harned
Managing Director                         Executive Director



AGREED TO AND ACCEPTED as of
the date first written above:

GAMECO, INC


By: /s/ Jeffrey P. Jacobs
    --------------------------------
   Name:  Jeffrey P. Jacobs
   Title: Chief Executive Officer


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